                                                                      EXHIBIT 11


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DATA DOCUMENTS INCORPORATED AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------------------------------------------
                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                 JUNE 30,                          JUNE 30,
                                                       ----------------------------      ---------------------------
                                                           1997             1996             1997            1996
PRIMARY EARNINGS PER SHARE:
  Common stock outstanding                               9,687,083        9,173,771        9,686,891       9,173,771
  Common stock equivalents:
    Common stock warrants, if dilutive                     197,498          710,093          197,498         710,093
    Common stock options - incremental shares               67,386           76,534           70,590          48,467
                                                       -----------      -----------      -----------     -----------
  Weighted average shares outstanding                    9,951,967        9,960,398        9,954,979       9,932,331
                                                       ===========      ===========      ===========     ===========

  Net income, as adjusted:
     Before extraordinary item                         $     2,817      $     2,599      $     5,622     $     5,154
     Extraordinary item available for common stock            --                (54)            --               (54)
                                                       -----------      -----------      -----------     -----------
         Net income available for common stock         $     2,817      $     2,545      $     5,622     $     5,100
                                                       ===========      ===========      ===========     ===========

  Primary earnings per share
     Before extraordinary item                         $      0.28      $      0.26      $      0.56     $      0.52
     Extraordinary item available for common stock            --              (0.01)            --             (0.01)
                                                       -----------      -----------      -----------     -----------
         Net income available for common stock         $      0.28      $      0.25      $      0.56     $      0.51
                                                       ===========      ===========      ===========     ===========
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